Exhibit 99.1

COMPANY CONTACT:	INVESTOR CONTACTS:
Endologix, Inc. Robert Krist, CFO (949) 595-7200 www.endologix.com	Lippert/Heilshorn & Associates, Inc. Bruce Voss (bvoss@lhai.com) Jody Cain (jcain@lhai.com) (310) 691-7100
ENDOLOGIX REPORTS 139% INCREASE IN FOURTH QUARTER PRODUCT SALES
Announces eighth sequential quarter of U.S. sales growth
Introduces 2007 financial guidance
IRVINE, Calif. (February 22, 2007) — Endologix, Inc. (Nasdaq: ELGX), developer and manufacturer of the Powerlink® System endoluminal stent graft (ELG) for the minimally invasive treatment of abdominal aortic aneurysms (AAA), today announced financial results for the three months and twelve months ended December 31, 2006.
“Our strategy to accelerate domestic sales is proving effective as evidenced by eight quarters of domestic sales increases,” said Endologix President and Chief Executive Officer Paul McCormick. “Among our key growth initiatives last year was to build out our domestic sales force, focusing on recruiting professionals with strong clinical backgrounds. We ended the year on target with qualified sales representatives in 45 territories. In past quarters, we have shown the strong correlation between our sales representatives’ tenure and their productivity, and we expect increasing revenue contributions from our sales force this year as the overall tenure of our sales representatives increases.
“We have transitioned distribution of the Powerlink System in key European markets from Edwards Lifesciences AG to LeMaitre Vascular. We believe the Powerlink System is synergistic with LeMaitre’s products and focus, and the Powerlink System will garner the support of that organization,” added Mr. McCormick. “In Japan, our expectation is to gain regulatory approval for the Powerlink System in the first half of this year with a commercial product introduction in the second half of 2007.”
Fourth Quarter Financial Results
Product revenue for the fourth quarter of 2006 was $4.6 million, up 139% from $1.9 million in the fourth quarter of 2005 and up 21% from $3.7 million in the third quarter of 2006. Domestic product revenue was $4.1 million, up 135% compared with $1.7 million in the fourth quarter of 2005, and up 21% from $3.4 million in the third quarter of 2006. International product revenue of $456,000 for the fourth quarter of 2006 compares with $160,000 during the comparable quarter last year and $372,000 in the third quarter of 2006.
The Company reported that domestic product revenue for all periods predominantly represents product usage.

11 Studebaker ● Irvine, CA 92618
949.595.7200 ● Fax: 949.457.9561
www.endologix.com

Gross profit of $2.8 million was 59% of total revenue in the fourth quarter of 2006. This compares with $196,000 and 10%, respectively, in the fourth quarter of 2005, which was impacted by a charge of approximately $1.0 million related to the voluntary product recall and assembler re-training. Gross profit in the 2006 third quarter was $2.3 million and 60% of total revenue.
Total operating expenses were $7.9 million in the fourth quarter of 2006, compared with $6.0 million in the fourth quarter of 2005. The 2006 period included $518,000 as a result of adopting SFAS No. 123(R), Accounting for Stock-Based Compensation, on January 1, 2006. The remaining increase primarily reflects the ongoing build out and training of the domestic sales force. Marketing and sales expenses increased to $4.8 million in the fourth quarter of 2006 from $3.1 million in the comparable quarter last year.
Endologix reported a net loss for the fourth quarter of 2006 of $4.9 million, or $0.11 per share, which compares with a net loss of $5.7 million, or $0.16 per share, for the fourth quarter of 2005. The net loss for the fourth quarter of 2006 included $555,000, or $0.01 per share, for stock-based compensation expense.
2006 Financial Results
For the twelve months ended December 31, 2006, product revenue increased by 109% to $14.4 million, compared with $6.9 million for the twelve months ended December 31, 2005. Gross profit of $8.3 million was 57% of total revenue for the twelve months ended December 31, 2006. This compares with $3.3 million and 46%, respectively, in the twelve months of 2005. A charge of $326,000 related to the final phase of the Company’s voluntary product recall was incurred in the second quarter of 2006. As discussed above, 2005 was impacted by a charge of approximately $1.0 million related to the voluntary product recall and assembler re-training.
Total operating expenses for the twelve months of 2006 were $26.9 million, versus $19.4 million in the comparable period in 2005. The increase in operating expenses was due primarily to the development of the Company’s direct sales force and the adoption of SFAS No. 123(R).
Endologix reported a net loss for the twelve months ended December 31, 2006 of $17.5 million, or $0.44 per share, compared with a net loss of $15.5 million, or $0.46 per share, for the twelve months ended December 31, 2005. The net loss for the twelve months of 2006 included $1.6 million, or $0.04 per share, for stock-based compensation expense.
Total cash and marketable securities as of December 31, 2006 was $20.2 million, compared with total cash and marketable securities as of December 31, 2005 of $17.7 million. Endologix yesterday reported that it has obtained from Silicon Valley Bank a two-year $5 million revolving line of credit.
2007 Financial Guidance
Endologix introduced financial guidance for the 2007 year. The Company expects to report full year 2007 product revenues of $25 million to $29 million, an increase of 73% to 101%, compared with product revenues in 2006. For the full year 2007, the Company expects gross margin will be in the 57% to 61% range, and total operating expenses will range from $31 million to $33 million.

11 Studebaker ● Irvine, CA 92618
949.595.7200 ● Fax: 949.457.9561
www.endologix.com

Conference Call Information
Endologix management will host a conference call to discuss these topics today beginning at 5:00 p.m. Eastern time (2:00 p.m. Pacific time). To participate via telephone please call (888) 463-4487 from the U.S. or (706) 634-5615 from outside the U.S. A telephone replay will be available for two days following the completion of the call by dialing (800) 642-1687 from the U.S. or (706) 645-9291 from outside the U.S., and entering reservation number 6931370.
The conference call will be broadcast live over the Internet at www.endologix.com and will be available for 14 days.
About Endologix
Endologix, Inc. develops and manufactures minimally invasive treatments for vascular diseases. Endologix Powerlink System is an endoluminal stent graft (ELG) for treating abdominal aortic aneurysms (AAA). AAA is a weakening of the wall of the aorta, the largest artery in the body, resulting in a balloon-like enlargement. Once AAA develops, it continues to enlarge and, if left untreated, becomes increasingly susceptible to rupture. The overall patient mortality rate for ruptured AAA is approximately 75%, making it the thirteenth leading cause of death in the U.S. In October 2004, Endologix received approval to market the Powerlink System in the U.S. Additional information can be found on Endologix’s website at www.endologix.com.
Except for historical information contained herein, this news release contains forward-looking statements including, without limitation, those set forth under “2007 Financial Guidance”. These statements are not guarantees of future performance, involve certain risks, uncertainties and assumptions that are difficult to predict, and are based upon assumptions as to future events that may not prove accurate. Therefore, actual outcomes and results may differ materially from what is expressed herein. Many factors may cause actual results to differ materially from anticipated results including the continued acceptance of the Powerlink System by clinicians and third party payors, ongoing success of sales efforts for the Powerlink System, growth in endovascular treatment of AAA, and other economic, business, competitive, manufacturing and regulatory factors. The Company undertakes no obligation to update its forward looking statements. Please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, and the Company’s other filings with the Securities and Exchange Commission, for more detailed information regarding these risks and other factors that may cause actual results to differ materially from those expressed or implied.
[Tables to follow]

11 Studebaker ● Irvine, CA 92618
949.595.7200 ● Fax: 949.457.9561
www.endologix.com

ENDOLOGIX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Revenue:
Domestic Product Revenue	$4,097	$1,745	$12,366	$4,844
Non-US Product Revenue	456	160	2,056	2,045

Total Product Revenue	4,553	1,905	14,422	6,889
License Revenue	90	57	250	250

Total revenue	4,643	1,962	14,672	7,139
Cost of product revenue	1,881	1,766	6,330	3,859

Gross profit	2,762	196	8,342	3,280

Operating expenses:
Research, development and clinical	1,620	1,471	6,765	5,817
Marketing and sales	4,806	3,114	14,579	8,794
General and administrative	1,492	1,457	5,585	4,801

Total operating expenses	7,918	6,042	26,929	19,412

Loss from operations	(5,156)	(5,846)	(18,587)	(16,132)

Other income:
Interest income	300	204	1,019	623
Other income (expense)	5	(9)	25	(9)

Total other income	305	195	1,044	614

Net loss	($4,851)	($5,651)	($17,543)	($15,518)

Basic and diluted net loss per share	($0.11)	($0.16)	($0.44)	($0.46)

Shares used in computing basic and diluted net loss per share	42,639	36,111	40,010	33,951

11 Studebaker ● Irvine, CA 92618
949.595.7200 ● Fax: 949.457.9561
www.endologix.com

ENDOLOGIX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands except par values)
(Unaudited)

	December 31,	December 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$6,271	$8,191
Restricted cash equivalents	500	500
Marketable securities available-for-sale	12,217	8,959
Accounts receivable, net	2,763	1,248
Other receivables	198	175
Inventories	9,356	7,372
Other current assets	637	576

Total current assets	31,942	27,021
Property and equipment, net	4,516	4,490
Marketable securities available-for-sale	1,200	—
Goodwill	4,631	4,631
Intangibles, net	10,319	11,724
Other assets	78	78

Total Assets	$52,686	$47,944

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$5,009	$4,501

Current liabilities	5,009	4,501
Long term liabilities	1,172	1,236

Total liabilities	6,181	5,737

Stockholders’ equity:

Convertible preferred stock, $.001 par value; 5,000 shares authorized, no shares issued and outstanding
Common stock, $.001 par value; 60,000 shares authorized, 43,144 and 36,679 shares issued and outstanding at December 31, 2006 and December 31, 2005, respectively	43	37
Additional paid-in capital	163,698	141,903
Accumulated deficit	(116,663)	(99,120)
Treasury stock, at cost, 495 shares at December 31, 2006 and December 31, 2005	(661)	(661)
Accumulated other comprehensive income	88	48

Total stockholders’ equity	46,505	42,207

Total Liabilities and Stockholders’ Equity	$52,686	$47,944

# # #

11 Studebaker ● Irvine, CA 92618
949.595.7200 ● Fax: 949.457.9561
www.endologix.com